Exhibit 99.1
KEYCORP
401(k) SAVINGS PLAN
FINANCIAL STATEMENTS
WITH
REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
December 31, 2008

KeyCorp
401(k) Savings Plan
INDEX

Page

Report of Independent Registered Public Accounting Firm

Financial Statements:

Statement of Net Assets Available for Benefits	2

Statement of Changes in Net Assets Available for Benefits	3

Notes to Financial Statements	4 - 17

Supplemental Schedules:

Schedule of Assets Held for Investment Purposes at End of Year	18

Schedule of Reportable Transactions	19

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Compensation and Organization Committee of the Board of Directors
KeyCorp
We have audited the accompanying Statement of Net Assets Available for Benefits of the KEYCORP 401(k) SAVINGS PLAN as of December 31, 2008 and 2007 and the related Statement of Changes in Net Assets Available for Benefits for the years ended December 31, 2008 and 2007. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
During 2008, the Plan adopted Statement of Accounting Standards (“SFAS”) 157, “Fair Value Measurements.”
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of KeyCorp 401(k) Savings Plan as of December 31, 2008 and 2007, and the changes in its net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Our audit was performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying schedule of assets (held at end of year) as of December 31, 2008 and the schedule of reportable transactions for the year then ended, are presented for the purposes of additional analysis and are not a required part of the financial statements but are supplemental information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules are the responsibility of the Plan’s management. The supplemental information has been subjected to the auditing procedures applied in our audit of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.
/s/ MEADEN & MOORE, LTD.
Certified Public Accountants
June 23, 2009
Cleveland, Ohio

STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS
KeyCorp
401(k) Savings Plan

	December 31
	2008	2007
ASSETS
Investments:
Key Corp common stock (cost $405,891,313 and $362,550,031 at 2008 and 2007, respectively)	$227,352,072	$517,563,895
Interest in mutual funds and collective trusts at fair value	829,036,758	1,220,841,930
Loans to participants	32,259,973	36,343,304

Total Investments	1,088,648,803	1,774,749,129

Receivables:
Receivable — Interest and dividends	39,708	6,941,506
Securities sold, not settled	237,434	563,185

Total Receivables	277,142	7,504,691

Cash	641,136	6

Total Assets	1,089,567,081	1,782,253,826

LIABILITIES
Securities purchased, not settled	144,644	7,217,398

Net Assets Available for Benefits at Fair Value	1,089,422,437	1,775,036,428

Adjustment from fair value to contract value for fully benefit-responsive investment contracts	5,632,921	707,351

Net Assets Available for Benefits	$1,095,055,358	$1,775,743,779

See accompanying notes

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
KeyCorp
401(k) Savings Plan

	Year Ended December 31
	2008	2007
Additions to Net Assets Attributed to:
Contributions:
Employer	$48,833,592	$53,513,425
Participants	72,690,674	81,194,949
Rollovers	2,145,663	4,593,988

	123,669,929	139,302,362

Common stock dividends	23,593,271	33,122,139
Net investment income from mutual funds and collective trusts	16,516,491	75,126,987
Interest on participant loans	2,576,204	2,826,583

Total Additions	166,355,895	250,378,071

Deductions from Net Assets Attributed to:
Net realized loss and unrealized depreciation	695,856,986	315,370,068
Participant withdrawals	199,041,102	307,559,307
Administrative and other expenses	375,345	562,523

Total Deductions	895,273,433	623,491,898

Net Decrease	(728,917,538)	(373,113,827)

Acquisition Related Asset Transfer (Note 10)	48,229,117	—

Divestiture Related Asset Transfer (Note 9)	—	(5,090,335)

Net Assets Available for Benefits:
Beginning of Year	1,775,743,779	2,153,947,941

End of Year	$1,095,055,358	$1,775,743,779

See accompanying notes

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
1	Description of Plan

The following description of The KeyCorp 401(k) Savings Plan (Plan) provides only general information. Participants should refer to the Summary Plan Description or Plan document for a more complete description of the Plan’s provisions.

General:

The Plan is comprised of a profit sharing plan with a cash or deferred arrangement, as authorized under Section 401(k) of the Internal Revenue Code of 1986, as amended (Code) and an employee stock ownership plan (ESOP), as authorized under the provisions of Section 4975(e)(7) of the Code.

The portion of the Plan that is attributable to participant contributions invested in the Plan’s various investment funds (other than the Plan’s KeyCorp Common Stock Fund) constitutes a profit sharing plan. The portion of the Plan that is attributable to participant contributions, employer contributions, profit sharing contributions, after-tax contributions and rollover contributions invested primarily in KeyCorp common shares constitutes an ESOP. The Plan is intended to be qualified under Section 401(a) of the Code and the provisions of Titles I, II and III of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

Dividends paid on those KeyCorp common shares maintained in the ESOP, at the participant’s election, automatically may be reinvested in the Plan’s Common Stock Fund or paid directly to the participant. In 2008 and 2007, $4,410,452 and $6,713,432, respectively, of dividends were paid directly to Participants in connection with this election and are reflected in the Statement of Changes in Net Assets Available for Benefits as participant withdrawals.

Eligibility:

All regular full-time and part-time employees of KeyCorp and its participating subsidiaries (Employer) are eligible to participate in the Plan as of their first day of employment with an Employer for purposes of making pre-tax contributions, Plan transfer contributions and rollover contributions. Employees are eligible to participate in receiving employer contributions and profit sharing contributions in accordance with the following eligibility requirements: for employees whose employment commencement date is July 1, 2006 or after, participants can receive these contributions after completing one year of service. Seasonal and on-call employees are required to complete 1,000 hours of service prior to becoming eligible to participate in the Plan.

Contributions:

Contributions are subject to limitations on annual additions and other limitations imposed by the Internal Revenue Code as defined in the Plan agreement.

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
1	Description of Plan, Continued

Employee 401(k) Deferral:

In years in which the safe harbor provisions of Section 401(k)(12) of the Code are not utilized, employees who have met the eligibility requirements and have elected to participate may contribute from 1% to 16% of their compensation on a pretax basis to the Plan and highly compensated employees (as that term is defined in accordance with Section 414(n) of the Code) may contribute from 1% to 6% of their compensation to the Plan. For the 2008 and 2007 Plan year, the Plan utilized the safe harbor provisions of Section 401(k)(12) of the Code, which permits the Plan to automatically satisfy certain nondiscrimination requirements of the Code without undergoing the necessity of discrimination testing. In years in which the safe harbor provisions of Section 401(k)(12) of the Code are utilized, employees may contribute up to 25% (2008 and 2007) of their compensation to the Plan.

Employer Matching Contributions:

After satisfying the eligibility requirements, the Company matches up to the first 6% of the participant’s contributions to the Plan. The matching contributions are invested in the KeyCorp Common Stock Fund. Effective January 1, 2005, participants may diversify one-third of those matching contributions and profit sharing contributions allocated to the participant’s December 31, 2004 account as of each January 1st for the next three (3) succeeding January 1st commencing January 1, 2005.

In addition, for Plan years beginning on and after January 1, 2005, matching contributions and profit sharing contributions that are allocated to the participant’s plan account and invested in the KeyCorp Common Stock Fund and that are held in that account for a period of three (3) full calendar years following their allocation to that participant’s plan account may be diversified at the election of the participant. Effective January 1, 2007, participants may diversify 100% of those matching contributions and profit sharing contributions that are allocated to the participant’s plan account after he or she has completed 3 years of service or after age 55.

Employer Discretionary Contributions:

The Company may also make additional contributions as approved by the Board of Directors.

Rollover Contributions:

Rollover contributions from other plans are also accepted, providing certain specified conditions are met.

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
1	Description of Plan, Continued

Participants’ Accounts:

Each participant’s account is credited with the participant’s elective contributions, employer contributions, earnings and losses thereon.

Vesting:

All participants are 100% vested in elective deferrals and rollover contributions made to the Plan. Participants are 100% vested in company matching contributions and company discretionary contributions after three years of service in years in which the Safe Harbor provisions of Section 401(k)(12) of the Code are not utilized. Contributions subject to the Safe Harbor provisions of Section 401(k)(12) are 100% vested.

Forfeitures:

Under the terms of the Plan, forfeited nonvested participant amounts may be used to pay Plan administrative expenses and to offset Employer contributions to the Plan. At December 31, 2008 and 2007, the Plan’s investments included $1,075,488 and $958,490 of Plan forfeitures. Plan forfeitures were not used to offset employer contributions to the Plan in 2008 or 2007.

Participants’ Loans:

Loans are permitted under certain circumstances and are subject to limitations. Participants may borrow from their fund accounts up to a maximum equal to the lesser of $50,000 or 50% of their vested account balance. Loans are repaid over a period not to exceed 5 years with exceptions for the purchase of a primary residence.

The loans are secured by the balance in the participant’s account. The interest rate is currently established by the terms of the Loan Policy as prime plus 1.

Payment of Benefits:

Distribution of participant contributions and matching contributions are subject to the distribution limitations outlined in Section 401(k) of the Code (i.e. attainment of age 59 1/2, severance from employment, retirement, death, or disability, subject to special grandfathered distribution provisions). Upon termination, participants may receive a distribution of their vested plan balance in cash, or may elect to have their interest in the KeyCorp Common Stock Fund distributed to them in common shares of KeyCorp. Participants may leave their balance in the Plan if their balance is greater than $1,000. Upon retirement, participants may elect to receive their Plan distribution as a lump sum payment or as a monthly installment payment.

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
1	Description of Plan, Continued

Hardship Withdrawals:

Hardship withdrawals are permitted in accordance with Internal Revenue Service guidelines.

Investment Options:

Upon enrollment in the Plan, a participant may direct his or her employee contributions in any of the investment options offered by the Plan.

2	Summary of Significant Accounting Policies

Basis of Accounting:

The Plan’s transactions are reported on the accrual basis of accounting.

Investment Valuation:

Investments are stated at aggregate fair value, which is determined based on the closing price reported on the last business day of the Plan year as follows:

Key Corp Common Stock

Closing market price as quoted on the New York Stock Exchange as of December 31, 2008 and December 31, 2007. The closing market price of Key Corp’s Common Stock at December 31, 2008 and December 31, 2007 was $8.52 and $23.45, respectively.

Mutual Funds

Closing price as quoted per the Interactive Data Corporation (IDC) as of December 31, 2008 and December 31, 2007.

Collective Trust Funds

Market values of units held in collective trust funds are determined daily by the trustee of the funds based on reported redemption values received from IDC.

Loans

In the opinion of the Plan administrator, the outstanding balance approximates fair value.

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
2	Summary of Significant Accounting Policies, Continued

Investment Valuation, Continued:

Fully Benefit-Responsive Investment Contracts

As described in Financial Accounting Standards Board Staff Position, FSP AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans (the FSP), investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. As required by the FSP, the Statement of Net Assets Available for Benefits presents the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investment contracts from fair value to contract value. The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis.

The fair value is based on various valuation approaches dependent on the underlying investments of the contract.

The change in the difference between fair value (contract value for fully benefit-responsive investment contracts) and the cost of investments is reflected in the Statements of Changes in Net Assets Available for Benefits as a component of either (1) net realized gain and unrealized appreciation, or (2) net realized loss and unrealized depreciation.

Investment Transactions:

Purchases and sales of securities are reflected on a trade-date basis. Gains or losses on sale of KeyCorp Common Stock are based on the specific cost of investments sold. Gains or losses on sales of mutual funds and collective trust funds are based on the average cost per share or per unit at the time of the sale. In the case of KeyCorp Common Stock, brokerage commissions are added to the cost of shares purchased and subtracted from the proceeds of shares sold. No direct brokerage commissions are incurred by the Plan on purchases and sales of shares or units in mutual funds and collective trust funds.

Investment Income:

Dividend income is recorded on the ex-dividend date. Income from other investments is recorded as earned on the accrual basis.

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
2	Summary of Significant Accounting Policies, Continued

Fair Value Measurement:

Effective January 1, 2008, the Plan adopted Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements. This accounting guidance defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 applies only when other guidance requires or permits assets or liabilities to be measured at fair value; it does not expand the use of fair value in any new circumstances.

As defined in SFAS No. 157, fair value is the price to sell an asset or transfer a liability in an orderly transaction between market participants. It represents an exit price at the measurement date. Market participants are buyers and sellers who are independent, knowledgeable, and willing and able to transact in the principal (or most advantageous) market for the asset or liability being measured. Current market conditions, including imbalances between supply and demand, are considered in determining fair value.

The Plan’s assets are valued in the principal market where it sells the particular asset or transfers the liability with the greatest volume and level of activity. In the absence of a principal market, the valuation is based on the most advantageous market for the asset (i.e., the market where the asset could be sold at a price that maximizes the amount to be received.)

Valuation inputs refer to the assumptions market participants would use in pricing a given asset or liability. Inputs can be observable or unobservable. Observable inputs are assumptions that are based on market data and obtained from a source independent of the Plan. Unobservable inputs are assumptions based on the Trustee’s own information or assessment of assumptions used by other market participants in pricing the asset or liability. Unobservable inputs are based on the best and most current information available on the measurement date.

All inputs, whether observable or unobservable, are ranked in accordance with a prescribed fair value hierarchy that gives the highest ranking to quoted prices in the active markets for identical assets or liabilities (Level 1) and the lowest ranking to unobservable inputs (Level 3). Fair values for assets or liabilities classified as Level 2 are based on one or a combination of the following factors: (a) quoted prices for similar assets; (b) observable inputs for the asset or liability, such as interest rates or yield curves; or (c) inputs derived principally from or corroborated by observable market data. The level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Plan considers an input to be significant if it drives 10% or more of the total fair value of a particular asset.

Additional information regarding fair value measurements and the Plan’s adoption of SFAS No. 157 is provided in Note 6 (“Fair Value Measurement.”)

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
2	Summary of Significant Accounting Policies, Continued

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Administrative Fees:

Substantially all administrative fees are paid by the Plan.

Plan Termination:

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their accounts.

Risks and Uncertainties:

The Plan invests in various investments, including KeyCorp common stock, interests in mutual funds and collective trusts (including fully benefit-responsive investment contracts), and loans to participants. These investments are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain investments, it is at least reasonably possible that changes in values of investments will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the Statement of Net Assets Available for Benefits.

3	Tax Status

The Internal Revenue Service has determined and informed the Company by letter dated May 16, 2008, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code.

The Plan Administrator and tax counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
4	Collective Trust Fund with Fully Benefit-Responsive Investment Contracts

The Plan’s investment in the KeyBank EB Magic Fund (Fund) as of December 31, 2008 and 2007 principally consists of fully benefit-responsive synthetic guaranteed investment contracts (GICs). At December 31, 2008, the Plan’s investment in the KeyBank EB Magic Fund had a fair value of $107,085,459 and contract value of $112,718,380. At December 31, 2007, the Plan’s investment in the KeyBank EB Magic Fund had a fair value of $70,698,114 and contract value of $71,405,465. The GIC investments held by the Fund represent arrangements, which guarantee a stated interest rate for the term of the contracts.

Traditional GICs are unsecured, general obligations of insurance companies. The obligation is backed by the general account assets of the insurance company that writes the investment contract. The interest crediting rate on the contract is typically fixed for the life of the investment. Separate account GICs are investments in a segregated account of assets maintained by an insurance company for the benefit of the investors. The total return of the segregated account assets supports the separate account GIC’s return. The credited rate on this product will reset periodically and it will have an interest rate of not less than 0%.

General fixed maturity synthetic GICs consist of an asset or collection of assets that are owned by the Fund and a benefit-responsive, book value wrap contract purchased for the portfolio. The crediting rate of the contract is set at the start of the contract and typically resets every quarter. The initial crediting rate for the contract is established based on the market interest rates at the time the initial asset is purchased and it will have an interest crediting rate of not less than 0%.

Constant duration synthetic GICs consist of a portfolio of securities owned by the Fund and a benefit-responsive, book value wrap contract purchased for the portfolio. The crediting rate on a constant duration synthetic GIC resets every quarter based on the book value of the contract, the market yield of the underlying assets, the market value of the underlying assets and the average duration of the underlying assets. The initial crediting rate for the contract is established based on the market interest rates at the time the underlying portfolio is first put together and it will have an interest crediting rate of not less than 0%.

The average market yield of the KeyBank EB Magic Fund for 2008 and 2007 was 3.93% and 4.49%, respectively. This yield is calculated based on actual investment income from the underlying investments for the last month of the year, annualized and divided by the fair value of the investment portfolio on the respective balance sheet date. The average yield of the Fund with an adjustment to reflect the actual interest rate credited to participants in the Fund was 3.71% and 4.54%, respectively.

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
5	Investments

During the years ended December 31, 2008 and 2007, the Plan’s investments (including realized gains and losses on investments held for any portion of the Plan year) appreciated (depreciated) in fair market value (contract value for fully benefit-responsive investment contracts) by the net amount of $(695,856,986) and $(315,370,068), respectively as follows:

	December 31,
	2008	2007
Net appreciation (depreciation) in fair value (contract value for fully benefit-responsive investment contracts) during the year:
Key Corp Stock Fund	$(349,617,330)	$(324,000,782)
Victory Value Fund	(56,837,123)	(12,643,738)
Victory Balanced Fund	(22,726,296)	(3,376,209)
Victory Intermediate Income Fund	—	(621,129)
KeyBank EB Magic Fund	3,773,747	3,304,796
Victory Special Value Fund	(52,168,888)	8,372,865
Victory Investment Grade Convertible I	(4,026,667)	(641,369)
Victory Small Company Opportunity Fund	(13,288,974)	(4,497,179)
Victory Diversified Stock Fund	(38,880,062)	(1,546,558)
Victory Core Bond Fund	(6,984,908)	415,387
BGI Equity Index Fund	(29,773,204)	4,852,847
BGI Money Market Collective Trust	2,852,392	5,372,081
American Growth Fund of America	(61,116,941)	5,260,535
Dodge & Cox International	(57,653,981)	4,169,754
Battery March Small Cap Stock Fund	(9,408,751)	(424,931)
Foreign Fund	—	633,562

	$(695,856,986)	$(315,370,068)

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
5	Investments, Continued

The Plan’s funds are invested in the various investments, including the KeyCorp Common Stock Fund, interests in mutual funds and collective trusts and loans to participants, through the Wilmington Trust Company. Investments which constitute more than 5% of the Plan’s net assets are:

	2008	2007
KeyCorp Common Stock *	$227,352,072	$517,563,895
Victory Value Fund	$93,390,719	$162,233,202
Victory Special Value Fund	$61,618,986	$132,677,388
Victory Diversified Stock Fund	$62,827,398	$113,651,159
BGI Money Market Collective Trust	$136,112,609	$110,960,294
American Growth Fund of America	$88,344,077	$164,477,759
Victory Balanced Fund	$56,517,801	NA
Victory Core Bond Fund	$59,350,516	NA
KeyBank EB Magic Fund	$107,085,459	NA
Dodge & Cox International	NA	$122,165,312

*	Nonparticipant directed
Information about net assets and the significant components of changes in net assets related to the nonparticipant-directed investment is as follows:

	2008	2007
Net Assets:
KeyCorp Stock Fund and Other Nonparticipant Directed Investments	$234,567,316	$541,263,374

	Year Ended December 31,
	2008	2007
Change in Net Assets:
Contributions	$58,168,970	$65,226,721
Dividends and interest	23,834,467	34,037,082
Participant loan repayments, including interest	3,557,195	4,319,935
New participant loans	(2,301,784)	(4,110,741)
Net realized and unrealized appreciation (depreciation)	(351,187,911)	(324,000,782)
Participant withdrawals	(46,671,247)	(93,804,161)
Transfers to participant-directed investments	(16,693,753)	(89,093,891)
Forfeitures	(55,393)	—
Administrative and other expenses	(375,345)	(562,523)
Transfer from USB	24,041,023	—
Other activity, net	987,720	(1,378,690)

	$(306,696,058)	$(409,367,051)

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
6	Fair Value Measurement

SFAS No. 157 establishes a three-level valuation hierarchy for determining fair value that is based on the transparency of the inputs used in the valuation process. The inputs used in determining fair value in each of the three levels of the hierarchy are as follows:
Level 1. Quoted prices in active markets for identical assets.
Level 2. Either: (i) quoted market prices for similar assets; (ii) observable inputs, such as interest rates or yield curves; or (iii) inputs derived principally from or corroborated by observable market data.
Level 3. Unobservable inputs.
The hierarchy gives the highest ranking to Level 1 inputs and the lowest ranking to Level 3 inputs. The level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the overall fair value measurement. The Plan considers an input to be significant if it drives 10% or more of the total fair value of a particular asset.

The following is a description of the valuation methodologies used to measure fair value of assets held in the Plan:

KeyCorp Common Stock. Investments in KeyCorp Common Stock are valued at their official closing price on the New York Stock Exchange and are classified as Level 1.

Mutual Funds/Collective Investment Trusts. Investments in mutual funds and collective investment trusts are valued at their closing net asset value. Exchange-traded mutual funds are valued using quoted prices and, therefore, are classified as Level 1. Because net asset values for the collective investment trusts are based primarily on observable inputs, most notably quoted prices for the underlying assets, these investments are classified as Level 2.

Loans to Participants. Loans to Plan participants are valued at cost plus accrued interest, which approximates fair value and are classified as Level 3.

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
6	Fair Value Measurement, Continued

Assets are considered to be fair valued on a recurring basis if fair value is measured regularly (i.e., daily, weekly, monthly or quarterly). The following is a summary of the Plans’ investments as of December 31, 2008 by level in the fair value hierarchy.

	Level 1	Level 2	Level 3	Total
Common Stock	$227,352,072	$—	$—	$227,352,072
Mutual Funds	516,011,157	—	—	516,011,157
Collective Investment Trusts	—	318,658,522	—	318,658,522
Loans to Participants	—	—	32,259,973	32,259,973

	$743,363,229	$318,658,522	$32,259,973	$1,094,281,724

The following table shows the changes in the fair value of the Plan’s Level 3 assets for the year ended December 31, 2008.

Participant
Loans
Balance at December 31, 2007	$36,343,304
Purchases, sales, issuances and settlements, net	(4,083,331)

Balance at December 31, 2008	$32,259,973

7	Employee Stock Ownership Plan

The ESOP feature of the Plan was originally structured as a leveraged ESOP. Effective July 14, 2001, the leveraged feature of the ESOP terminated in conjunction with the Plan’s final ESOP loan payment.

8	Party-in-Interest Transactions

Effective March 1, 2003, Wilmington Trust Company became the single Trustee for the Plan. During 2008 and 2007, the Plan received $23,593,271 and $33,122,139, respectively, in KeyCorp common stock dividends. The Plan’s investments in mutual funds and collective trusts received $16,516,491 and $75,126,987 in investment income and capital gains distributions in 2008 and 2007, respectively. Victory Capital Management Inc., an affiliate of KeyCorp, also serves as an investment advisor to many of the Plan’s investment funds.

During the year ended December 31, 2008, 5,388,140 shares of common stock of KeyCorp were purchased by the Plan for $60,837,583 and 603,150 shares of common stock of KeyCorp were sold by the Plan for $7,244,730. During the year ended December 31, 2007, 1,897,910 shares of common stock of KeyCorp were sold by the Plan for $70,235,443.

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
9	KeyCorp Divestitures Affecting Plan

KeyCorp sold two businesses in late 2006 and early 2007. Champion Mortgage (Champion), a nonprime mortgage finance business, and Champion’s loan origination platform were sold in November 2006 and February 2007, respectively. The McDonald Investments branch network was sold in February 2007. In connection with the sales of Champion and the McDonald Investments branch network, employees were permitted, but not required to take distributions from the Plan. During 2007, distributions from the Plan relating to the sale of Champion and the McDonald Investments branch network totaled $87,530,810. In addition, during 2007 $5,090,335 of Plan assets for KeyCorp employees who were participants in the Plan and terminated in connection with the McDonald Investments branch network sale, and continued employment with the purchaser, UBS Financial Services Inc., a subsidiary of UBS AG, were transferred to the UBS Savings and Investment Plan.

10	KeyCorp Acquisitions Affecting Plan

On January 1, 2008, KeyCorp acquired U.S.B. Holding Co., Inc. (U.S.B.), the holding company for Union State Bank, a commercial bank headquartered in Orangeburg, New York. Under terms of the agreement relating to the exchange of shares, KeyCorp common shares and cash were exchanged for all of the outstanding shares of U.S.B., including those in the Plan. In connection with such acquisition, KeyCorp assumed the legal sponsorship and administration for the U.S.B. Holding Co., Inc. Employee Stock Ownership Plan With 401(K) Provisions (U.S.B. Plan). Effective April 1, 2008, the U.S.B. Plan was merged into the Plan and net assets of $43,928,796 were transferred to the Plan.

On October 1, 2007, KeyCorp acquired Tuition Management Systems, Inc., one of the nation’s largest providers of outsourced tuition planning, billing, counseling and payment services. In connection with such acquisition, KeyCorp assumed the legal sponsorship and administration for the Tuition Management Systems, Inc, 401(K) Profit Sharing Plan and Trust (TMS Plan). Effective March 1, 2008, the TMS Plan was merged into the Plan and net assets of $4,300,321 were transferred to the Plan.

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
11	Legal Proceedings

Taylor litigation. On August 11, 2008, a purported class action case was filed against KeyCorp, its directors and certain employees (collectively, the “Key parties”), captioned Taylor v. KeyCorp et al., in the United States District Court for the Northern District of Ohio. On September 16, 2008, a second and related case was filed in the same district court, captioned Wildes v. KeyCorp et al. The plaintiffs in these cases seek to represent a class of all participants in Key’s 401(k) Savings Plan and allege that the Key parties breached fiduciary duties owed to them under ERISA. On January 7, 2009, the Court consolidated the Taylor and Wildes lawsuits into a single action. Plaintiffs have since filed their consolidated complaint, which continues to name certain employees as defendants but no longer names any outside directors. Key strongly disagrees with the allegations contained in the complaints and the consolidated complaint, and intends to vigorously defend against them.

SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES AT END OF YEAR
Form 5500, Schedule H, Part IV, Line 4i
KeyCorp
401(k) Savings Plan
EIN 34-6542451
Plan Number 002
December 31, 2008

	(b)	( c )
	Identity of Issue,	Description of Investment Including		(e)
	Borrower, Lessor,	Maturity Date, Rate of Interest,	(d)	Current
(a)	or Similar Party	Collateral, Par or Maturity Value	Cost **	Value

	KeyCorp Common Stock Fund
*	KeyCorp Common Stock	Common Stock	$405,891,313	$227,352,072
	Wilmington Prime Money Market Fund	Money Market Fund	5,283,068	5,283,068

	Total KeyCorp Common Stock Fund		411,174,381	232,635,140

*	Victory Value Fund	Value Fund		93,390,719

*	Victory Balanced Fund	Balanced Fund		56,517,801

	Wilmington Prime Money Market Fund	Money Market Fund	1,932,176	1,932,176

* ^^	KeyBank EB Magic Fund	Stock Index Fund		112,718,380

*	Victory Special Value Fund	Special Value Fund		61,618,986

*	Victory Investment Grade Convertible I	Convertible Securities Fund		8,120,091

*	Victory Small Company Opportunity Fund	Small Company Opportunity Fund		32,144,384

*	Victory Diversified Stock Fund	Diversified Fund		62,827,398

*	Victory Core Bond Fund	Fixed Income Fund		59,350,516

	BGI Equity Index Fund	Equity Index Fund		49,937,690

	BGI Money Market Collective Trust	Money Market Collective Trust Fund		136,112,609

	American Growth Fund of America	Growth Fund of America		88,344,077

	Dodge & Cox International	International Fund		53,697,185

	Battery March Small Cap Stock Fund	Small Cap Stock Fund		12,674,599

*	Loans to participants (interest rates from 5.00% to 9.50% with various maturities)			32,259,973

	Total assets held for investment purposes			$1,094,281,724

*	Party-in-interest to the Plan.

**	Cost information is only required to be provided for non participant directed investments.

^^	Amount reported at contract value.

SCHEDULE OF REPORTABLE TRANSACTIONS
Form 5500, Schedule H, Part IV, Line 4j
KeyCorp
401(k) Savings Plan
EIN 34-6542451
Plan Number 002
December 31, 2008

							(h) Current
(a)					(f) Expense		Value of
Identity					Incurred		Asset on
of Party		(c) Purchase	(d) Selling	(e) Lease	with	(g) Cost of	Transaction	(i) Net Gain
Involved	(b) Description of Asset	Price	Price	Rental	Transaction	Asset	Date	(Loss)

Category (iii) — Series of transactions in excess of 5% of plan assets

Wilmington	Wilmington Prime Money Market	$213,653,108	$—	$—	$—	$213,653,108	$213,653,108	$—
Wilmington	Wilmington Prime Money Market	$—	$230,139,363	$—	$—	$230,139,363	$230,139,363	$—
The purchase price of securities acquired represented the fair value at the dates of the above transactions.
There were no category (i), (ii), or (iv) transactions during 2008.